ORION GROUP HOLDINGS, INC. REPORTS

 THIRD QUARTER 2021 RESULTS; SIGNIFICANT INCREASE IN BACKLOG

Houston, Texas, Wednesday, October 27, 2021 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss of $10.2 million ($0.33 diluted loss per share) for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

●Operating loss was $8.7 million for the third quarter of 2021 compared to operating income of $13.1 million for the third quarter of 2020.

●Net loss was $10.2 million ($0.33 diluted loss per share) for the third quarter of 2021 compared to net income of $11.8 million ($0.39 diluted earnings per share) for the third quarter of 2020.

●The third quarter 2021 net loss included $1.1 million ($0.04 loss per diluted share) of non-recurring items and $0.7 million ($0.02 loss per diluted share) of tax expense associated with the movement of certain valuation allowances. Third quarter 2021 adjusted net loss was $8.4 million ($0.27 diluted loss per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $(0.5) million in the third quarter of 2021, which compares to adjusted EBITDA of $17.0 million for the third quarter of 2020. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the third quarter was $572.8 million on a third quarter book-to-bill of 2.28x.

“Our third quarter results were impacted by lower than anticipated revenue due to the phasing of project work, project win rates and timing, tropical weather, and COVID-19 related items,” stated Mark Stauffer, Orion’s Chief Executive Officer.  “This also resulted in an increase in unabsorbed labor and equipment, which further pressured margins.”

When we reported our second quarter results three months ago, we noted our optimism regarding the activity level in our end markets and amount of active project bids.  We also noted our intention to remain disciplined in our approach to bidding.  That discipline has paid off as we closed the third quarter with several project award announcements, resulting in period-ending backlog of $572.8 million, up 45% from the end of the second quarter.  Our bidding activity remains healthy, with approximately $2 billion currently outstanding.  We continue to see demand for our services in for both of our segments, and we will remain disciplined in our approach to bidding on these opportunities.”

 “Despite weather and COVID-19-related impacts, our concrete segment was able to grow revenues 11.3% compared with the prior year period as production volumes increased.  Larger, light-commercial jobs were the primary component of our work in the quarter as volumes improved 19% from the prior year period.

Conversely, our marine segment experienced a 51.5% revenue decline due primarily to project timing and scheduling as a number of larger projects were underway in the prior-year quarter while the third quarter 2021 reflected a gap in prior projects completing and new projects starting up.  Looking ahead for the remainder of the year and heading into 2022, we expect to see improved absorption of labor and equipment as our current scheduling ramps up on new projects.”

“We are continuing to track progress on the Federal infrastructure bill.  While passage of a large bill would provide a significant catalyst for our end markets and drive absorption of industry capacity, we also believe the clarity resulting from a failed bill would also be a modest positive as many state and local entities are currently in a “wait and see” mode regarding possible funding.  As they gain certainty regarding their funding outlook, we expect project award activity to gain momentum.”

Consolidated Results for Third Quarter 2021 Compared to Third Quarter 2020

●	Contract revenues were $139.9 million, down 26.1% as compared to $189.4 million. The decrease was primarily driven by the timing and mix of several large marine projects that had driven activity in the prior year, which were not replicated or replaced in the current year quarter. This decrease was partially offset by increased production volumes in our concrete segment due to an increase in activity during 2021, including on several larger jobs in the current year period as compared to the prior year period.

●	Gross profit was $6.6 million, as compared to $22.5 million. Gross profit margin was 4.7%, as compared to 11.9%. The decrease in gross profit dollars and percentage was primarily driven by the decreased activity and volumes in the marine segment which negatively impacted revenue and contributed to an under recovery of indirect costs primarily related to decreased labor and equipment utilization. Decreased project performance in the concrete segment was driven by inefficiencies in executing work from COVID-19 and weather-related impacts, along with cost overruns in the current period on the completion of one project.

●	Selling, General, and Administrative expenses were $15.7 million, as compared to $15.3 million. As a percentage of total contract revenues, SG&A expenses increased from 8.1% to 11.2%, primarily due to lower revenue in the current period. The increase in SG&A dollars was driven primarily by an increase in ERP implementation expense, partially offset by a decrease in bonus expense as compared to the prior year period.

●	Operating loss was $8.7 million as compared to operating income of $13.1 million. Excluding the net gain on insurance recoveries and the recovery of a disputed receivable operating income was $9.3 million in the prior year period.

●	EBITDA was $(2.5) million, representing a (1.8)% EBITDA margin, as compared to EBITDA of $20.0 million, or a 10.5% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the third quarter of 2021 was $(0.5) million, representing a (0.3)% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of September 30, 2021, was $572.8 million, which compares with backlog under contract as of September 30, 2020, of $428.8 million. The third quarter 2021 ending backlog was comprised of $379.9 million for the marine segment, and $192.9 million for the concrete segment. At the end of the third quarter 2021, the Company had approximately $2.0 billion worth of bids outstanding, including approximately $103 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the third quarter of 2021, of which approximately $47 million pertains to the marine segment and approximately $56 million to the concrete segment.

“During the third quarter, we bid on approximately $1.3 billion of work and were successful on approximately $318 million of these bids,” continued Mr. Stauffer.  “This resulted in a 2.28 times book-to-bill ratio and a win rate of 24.3%. In the marine segment, we bid on approximately $495 million during the third quarter 2021 and were successful on approximately $264 million, representing a win rate of 53.4% and a book-to-bill ratio of 4.83 times. In the concrete segment we bid on approximately $815 million of work and were awarded approximately $54 million, representing a win rate of 6.6% and a book-to-bill ratio of 0.63 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2021 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, October 28, 2021. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 2, 2021, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Jeremy Hellman, CFA (804) 595-2083
(346) 616-4138
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Contract revenues	139,907	189,433	439,091	539,766
Costs of contract revenues	133,329	166,932	404,757	476,763
Gross profit	6,578	22,501	34,334	63,003
Selling, general and administrative expenses	15,733	15,270	44,078	47,651
Amortization of intangible assets	380	519	1,141	1,552
Gain on disposal of assets, net	(792)	(6,373)	(9,763)	(7,734)
Operating (loss) income	(8,743)	13,085	(1,122)	21,534
Other (expense) income:
Other income	50	115	159	251
Interest income	22	57	73	151
Interest expense	(523)	(1,151)	(4,506)	(3,722)
Other expense, net	(451)	(979)	(4,274)	(3,320)
Loss (income) before income taxes	(9,194)	12,106	(5,396)	18,214
Income tax expense	1,001	303	341	1,660
Net loss (income)	$(10,195)	$11,803	$(5,737)	$16,554

Basic (loss) earnings per share	$(0.33)	$0.39	$(0.19)	$0.55
Diluted (loss) earnings per share	$(0.33)	$0.39	$(0.19)	$0.55
Shares used to compute (loss) income per share:
Basic	30,979,207	30,372,310	30,707,426	30,020,258
Diluted	30,979,207	30,372,310	30,707,426	30,020,258

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended September 30,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$35,580	65.0%	$68,353	60.6%
Private sector	19,159	35.0%	44,528	39.4%
Marine segment total	$54,739	100.0%	$112,881	100.0%
Concrete segment
Public sector	$2,301	2.7%	$8,784	11.5%
Private sector	82,867	97.3%	67,768	88.5%
Concrete segment total	$85,168	100.0%	$76,552	100.0%
Total	$139,907		$189,433

Operating (loss) income
Marine segment	$(4,965)	(9.1)%	$12,025	10.7%
Concrete segment	(3,778)	(4.4)%	1,060	1.4%
Total	$(8,743)		$13,085

	Nine months ended September 30,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$121,916	63.9%	$181,684	62.5%
Private sector	68,911	36.1%	108,865	37.5%
Marine segment total	$190,827	100.0%	$290,549	100.0%
Concrete segment
Public sector	$13,580	5.5%	$36,858	14.8%
Private sector	234,684	94.5%	212,359	85.2%
Concrete segment total	$248,264	100.0%	$249,217	100.0%
Total	$439,091		$539,766

Operating income (loss)
Marine segment	$6,489	3.4%	$21,584	7.4%
Concrete segment	(7,611)	(3.1)%	(50)	(0.0)%
Total	$(1,122)		$21,534

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net (loss) income	$(10,195)	$11,803	$(5,737)	$16,554
One-time charges and the tax effects:
ERP implementation	1,383	486	2,822	796
ISG initiative	—	—	—	369
Severance	—	48	—	120
Costs related to debt extinguishment	—	—	2,062	—
Insurance recovery on disposal, net	—	(2,859)	—	(2,859)
Recovery on disputed receivable	—	(898)	—	(898)
Net loss (gain) on Tampa property sale	98	—	(6,669)	—
Tax rate of 23% applied to one-time charges (1)	(341)	741	411	569
Total one-time charges and the tax effects	1,140	(2,482)	(1,374)	(1,903)
Federal and state tax valuation allowances	689	(2,231)	1,659	(3,862)
Adjusted net (loss) income	$(8,366)	$7,090	$(5,452)	$10,789
Adjusted EPS	$(0.27)	$0.23	$(0.18)	$0.36

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net (loss) income	$(10,195)	$11,803	$(5,737)	$16,554
Income tax (benefit) expense	1,001	303	341	1,660
Interest expense, net	501	1,094	4,433	3,571
Depreciation and amortization	6,225	6,766	19,140	20,662
EBITDA (1)	(2,468)	19,966	18,177	42,447
Stock-based compensation	526	258	2,154	1,887
ERP implementation	1,383	486	2,822	796
ISG initiative	—	—	—	369
Severance	—	48	—	120
Insurance recovery on disposal, net	—	(2,859)	—	(2,859)
Recovery on disputed receivable	—	(898)	—	(898)
Net loss (gain) on Tampa property sale	98	—	(6,669)	—
Adjusted EBITDA(2)	$(461)	$17,001	$16,484	$41,862
Operating income margin	(6.2)%	7.0%	(0.4)%	4.2%
Impact of other income (expense), net	—%	—%	—%	—%
Impact of depreciation and amortization	4.4%	3.6%	4.6%	3.8%
Impact of stock-based compensation	0.4%	0.1%	0.5%	0.3%
Impact of ERP implementation	1.0%	0.3%	0.6%	0.1%
Impact of ISG initiative	—%	—%	—%	0.1%
Impact of severance	—%	—%	—%	—%
Impact of insurance recovery on disposal, net	—%	(1.5)%	—%	(0.5)%
Impact of recovery on disputed receivable	—%	(0.5)%	—%	(0.2)%
Impact of net loss (gain) on Tampa property sale	0.1%	—%	(1.5)%	—%
Adjusted EBITDA margin(2)	(0.3)%	9.0%	3.8%	7.8%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, recovery on a disputed receivable and the net loss (gain) on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating (loss) income (1)	(4,965)	12,025	(3,778)	1,060
Other income (expense), net	50	114	—	1
Depreciation and amortization	4,232	4,543	1,993	2,223
EBITDA (2)	(683)	16,682	(1,785)	3,284
Stock-based compensation	509	227	17	31
ERP implementation	571	262	812	224
Severance	—	—	—	48
Insurance recovery on disposal, net	—	(2,859)	—	—
Recovery on disputed receivable	—	(898)	—	—
Net loss on Tampa property sale	98	—	—	—
Adjusted EBITDA(3)	$495	$13,414	$(956)	$3,587
Operating income margin	(9.1)%	10.7%	(4.3)%	1.4%
Impact of other income (expense), net	0.2%	0.1%	—%	—%
Impact of depreciation and amortization	7.7%	4.0%	2.2%	2.9%
Impact of stock-based compensation	0.9%	0.2%	—%	—%
Impact of ERP implementation	1.0%	0.2%	1.0%	0.3%
Impact of severance	—%	—%	—%	0.1%
Impact of insurance recovery on disposal, net	—%	(2.5)%	—%	—%
Impact of recovery on disputed receivable	—%	(0.8)%	—%	—%
Impact of net loss on Tampa property sale	0.2%	—%	—%	—%
Adjusted EBITDA margin (3)	0.9%	11.9%	(1.1)%	4.7%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating income (loss) (1)	6,489	21,584	(7,611)	(50)
Other income (expense), net	159	248	—	3
Depreciation and amortization	12,912	14,063	6,228	6,599
EBITDA (2)	19,560	35,895	(1,383)	6,552
Stock-based compensation	2,079	1,767	75	120
ERP implementation	1,226	417	1,596	379
ISG initiative	—	190	—	179
Severance	—	26	—	94
Insurance recovery on disposal, net	—	(2,859)	—	—
Recovery on disputed receivable	—	(898)	—	—
Net gain on Tampa property sale	(6,669)	—	—	—
Adjusted EBITDA(3)	$16,196	$34,538	$288	$7,324
Operating income margin	3.4%	7.4%	(3.1)%	(0.0)%
Impact of other income (expense), net	0.1%	0.2%	—%	—%
Impact of depreciation and amortization	6.8%	4.8%	2.5%	2.6%
Impact of stock-based compensation	1.1%	0.6%	0.1%	—%
Impact of ERP implementation	0.6%	0.1%	0.6%	0.2%
Impact of ISG initiative	—%	0.1%	—%	0.1%
Impact of severance	—%	—%	—%	—%
Impact of insurance recovery on disposal, net	—%	(1.0)%	—%	—%
Impact of recovery on disputed receivable	—%	(0.3)%	—%	—%
Impact of net gain on Tampa property sale	(3.5)%	—%	—%	—%
Adjusted EBITDA margin (3)	8.5%	11.9%	0.1%	2.9%

(1)	In connection with the preparation of the financial statements for the quarter ended September 30, 2021, the Company has identified and corrected certain immaterial errors in segment reporting for all periods presented. Specifically, certain corporate overhead costs previously recorded to the marine segment as part of operating income (loss) and allocated from the marine segment to the concrete segment below operating income in the other income (expense) line have been allocated from the marine segment to the concrete segment as part of the determination of operating income for each segment.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, recovery on a disputed receivable and the net loss (gain) on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net (loss) income	$(10,195)	$11,803	$(5,737)	$16,554
Adjustments to remove non-cash and non-operating items	7,234	1,505	16,738	19,333
Cash flow from net income after adjusting for non-cash and non-operating items	(2,961)	13,308	11,001	35,887
Change in operating assets and liabilities (working capital)	(4,074)	(8,006)	(6,761)	2,489
Cash flows (used in) provided by operating activities	$(7,035)	$5,302	$4,240	$38,376
Cash flows (used in) provided by investing activities	$(5,973)	$(153)	$14,489	$(2,197)
Cash flows provided by (used) in financing activities	$11,491	$(12,760)	$(19,425)	$(34,533)

Capital expenditures (included in investing activities above)	$(6,879)	$(4,408)	$(11,594)	$(9,444)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(5,737)	$16,554
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,881	18,175
Amortization of ROU operating leases	3,967	4,449
Amortization of ROU finance leases	2,259	2,487
Write-off of debt issuance costs upon debt extinguishment	790	—
Amortization of deferred debt issuance costs	430	529
Deferred income taxes	20	27
Stock-based compensation	2,154	1,887
Gain on disposal of assets, net	(9,763)	(7,734)
Allowance for credit losses	—	(487)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	10,402	12,151
Income tax receivable	(64)	—
Inventory	279	(291)
Prepaid expenses and other	2,006	1,667
Contract assets	14,601	(1,807)
Accounts payable	(16,841)	(22,583)
Accrued liabilities	(5,530)	26,282
Operating lease liabilities	(3,803)	(4,079)
Income tax payable	(307)	(1,037)
Contract liabilities	(7,504)	(7,814)
Net cash provided by operating activities	4,240	38,376
Cash flows from investing activities:
Proceeds from sale of property and equipment	25,643	5,821
Purchase of property and equipment	(11,594)	(9,444)
Contributions to CSV life insurance	—	(99)
Insurance claim proceeds related to property and equipment	440	1,525
Net cash provided by (used in) investing activities	14,489	(2,197)
Cash flows from financing activities:
Borrowings from Credit Facility	33,000	10,000
Payments made on borrowings from Credit Facility	(49,086)	(41,225)
Payments of finance lease liabilities	(2,500)	(2,751)
Payments related to tax withholding for stock-based compensation	(949)	(188)
Exercise of stock options	110	—
Net cash used in financing activities	(19,425)	(34,533)
Net change in cash, cash equivalents and restricted cash	(696)	1,646
Cash, cash equivalents and restricted cash at beginning of period	1,589	1,086
Cash, cash equivalents and restricted cash at end of period	$893	$2,732

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$893	1,589
Accounts receivable:
Trade, net of allowance for credit losses of $323 and $411, at September 30, 2021 and December 31, 2020, respectively	83,984	96,369
Retainage	39,176	36,485
Income taxes receivable	483	419
Other current	66,041	59,492
Inventory	1,311	1,548
Contract assets	17,670	32,271
Prepaid expenses and other	5,498	7,229
Total current assets	215,056	235,402
Property and equipment, net of depreciation	106,685	125,497
Operating lease right-of-use assets, net of amortization	15,193	18,874
Financing lease right-of-use assets, net of amortization	12,135	12,858
Inventory, non-current	5,628	6,455
Intangible assets, net of amortization	8,936	10,077
Deferred income tax asset	41	70
Other non-current	4,681	4,956
Total assets	$368,355	$414,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$19,139	$4,344
Accounts payable:
Trade	31,163	48,252
Retainage	762	716
Accrued liabilities	83,419	84,637
Income taxes payable	332	639
Contract liabilities	25,631	33,135
Current portion of operating lease liabilities	3,970	4,989
Current portion of financing lease liabilities	1,408	3,901
Total current liabilities	165,824	180,613
Long-term debt, net of debt issuance costs	295	29,523
Operating lease liabilities	12,033	14,537
Financing lease liabilities	10,324	8,376
Other long-term liabilities	23,007	19,837
Deferred income tax liability	198	207
Interest rate swap liability	—	1,602
Total liabilities	211,681	254,695
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,779,706 and 31,171,804 issued; 31,068,475 and 30,460,573 outstanding at September 30, 2021 and December 31, 2020, respectively	318	312
Treasury stock, 711,231 shares, at cost, as of September 30, 2021 and December 31, 2020, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	(1,602)
Additional paid-in capital	185,633	184,324
Retained loss	(22,737)	(17,000)
Total stockholders’ equity	156,674	159,494
Total liabilities and stockholders’ equity	$368,355	$414,189